                                VOTING AGREEMENT

     This Voting Agreement, dated as of October 11, 2001 (this "Agreement"), is entered into by and among International Technology Investments, L.C., Michael Shalom, Lee S. Casty, UBS Capital Americas III, L.P. ("UBS LP"), UBS Capital LLC ("UBS LLC"), and Joel Eidelstein (collectively the "Stockholders"), and IFX Corporation, a Delaware corporation (the "Company").

     WHEREAS, the Stockholders and the Company desire to enter into the IFX Corporation Series C Convertible Preferred Stock Purchase Agreement dated as of the date hereof ( the "Purchase Agreement"); and

     WHEREAS, the Purchase Agreement requires that this Agreement be executed and delivered simultaneously with the execution and delivery of the Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.  Definitions. Capitalized terms used but not otherwise defined herein
         -----------
shall have the meanings assigned to them in the Purchase Agreement.

     2.  Voting Agreement.
         ----------------

         (a) Agreement to Vote. Each Stockholder hereby agrees that at any
             -----------------
meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of voting stock of the Company ("Stock"), however called, or in connection with any written consent of the holders of Stock, such Stockholder will appear at the meeting or otherwise cause its all shares of Stock held by such Stockholder, or over which such Stockholder exercises voting control, to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such Stockholder's Stock in favor of the Purchase Agreement and the Transactions.

         (b) Specific Performance. It is agreed and understood that monetary
             --------------------
damages would not adequately compensate an injured party for the breach of this
Section 2 by any other party, that this Section 2 shall be specifically enforceable, and that any breach or threatened breach of this Section 2 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

     3.  Termination. The provisions of this Agreement shall terminate upon the
         -----------
earliest to occur of (i) the six (6) month anniversary of the date of this Agreement, (ii) termination of the Purchase Agreement or (iii) the Closing under the Purchase Agreement.

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     4.  Binding Effect. This Agreement shall be binding upon and inure to the
         --------------
benefit of the parties hereto and their respective legal representatives, successors and assigns.

     5.  Governing Law. This Agreement shall be governed by the laws of the
         -------------
State of Delaware, without reference to conflict of laws principles. Each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of the courts of the State of New York and of the United States of America sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that the venue thereof may not be appropriate, that such suit, action or proceeding is improper or that this Agreement or any of the documents referred to in this Agreement may not be enforced in or by said courts, and each party hereto irrevocably agrees that all claims with respect to such suit, action or proceeding may be heard and determined in such a New York state or federal court. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party in the manner provided in
Section 6 and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

     6.  Notices. All notices, demands or other communications given hereunder
         -------
shall be given in the manner provided for in Section 12(d) of the Purchase Agreement.

     7.  Representations and Warranties of Stockholders. Each Stockholder hereby
         ----------------------------------------------
severally represents and warrant to the other Stockholders as follows as to such
Stockholder:

         (a) Such Stockholder is the record and beneficial owner of the shares of Stock set forth next to such Stockholder's name on Exhibit A hereto.

         (b) Such Stockholder, if an entity, is duly organized, validly existing and in good standing under the laws of its respective jurisdiction, has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Such Stockholder, if not any entity, has the unrestricted right and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         (c) This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

         (d) Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding or arrangement of any kind to which the Stockholder is a party or bound or to which such Stockholders' shares of Stock are subject. Consummation by such Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval or notice under any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or such Stockholders' shares of Stock, except for any necessary filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or state takeover laws.

         (e) Such Stockholder's shares of Stock and the certificates representing such Stockholder's shares of Stock are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interest, proxies, voting trusts or agreement, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder, under the Purchase Agreement, under the Second Amended Restated Stockholders Agreement dated as of May 7, 2001 by and among the parties hereto or their predecessors in the interest (the "Stockholders Agreement"), under the Amended and Restated Registration Rights Agreement dated as of May 7, 2001 by and among the parties hereto or their predecessors in the interest or as otherwise disclosed in writing to the other Stockholders.

     8.  Transfer of the Shares. Except as otherwise provided herein, no
         ----------------------
Stockholder shall: (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition) or consent to any transfer of any or all of such Stockholder's shares of Stock;
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Stockholder's shares of Stock or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to such Stockholder's shares of Stock; or
(iv) deposit such Stockholder's shares of Stock into a voting trust or enter into a voting agreement or arrangement with respect to such Stockholder's shares of Stock; unless, the transferee executes and delivers to the other parties
          ------
hereto a written instrument agreeing to be bound by each of the terms of this Agreement and such transfer is permitted under the terms of the Stockholders Agreement.

     9.  Further Assurances; Stockholder Capacity.
         ----------------------------------------

         (a) Each Stockholder shall, upon request of any other party hereto, deliver any additional documents and take such further actions as may reasonably be deemed by such party to be necessary or desirable to carry out the provisions hereof. Nothing in this Agreement shall be construed to prohibit any Stockholder or any affiliate of any Stockholder who is or has designated a member of the Board of Directors of the Company from taking any action solely in his capacity as a member of the Board of Directors of the Company or from exercising his, her or its fiduciary duties as a member of such Board of Directors. This Agreement shall in no way be construed to limit or restrict the rights or remedies of UBS LP or UBS LLC as Purchasers under the Purchase Agreement or any other documents executed contemporaneous with or in connection with the consummation of the Transactions.

     10. Additional Shares. In the event that subsequent to the date of this
         ------------------
Agreement any additional shares of voting capital stock are issued to any Stockholder, such voting capital stock shall be deemed to be to Stock for purposes of this Agreement.

     11. Counterparts. This Agreement may be executed in one or more
         ------------
counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

     12. Amendments and Waiver. Any term of this Agreement may be amended or
         ---------------------
waived only with the written consent of the Company and the holders of at least a majority of the shares of Stock then outstanding. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

     13. Entire Agreement. This Agreement constitutes the full and entire
         ----------------
understanding and agreement among the parties regarding the matters set forth herein, and supersedes any and all other written or oral agreements existing between the parties hereto with respect thereto.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, and intending to be bound thereby, the parties hereto have executed this Agreement as of the date first written above.

                                 IFX CORPORATION

                                 By: /s/ Joel Eidelstein
                                     -------------------------------------------
                                 Joel Eidelstein, President

                                 INTERNATIONAL TECHNOLOGY INVESTMENTS, LC

                                 By: /s/ Michael Shalom
                                     -------------------------------------------
                                         Michael Shalom
                                         Manager


                                 /s/ Lee S. Casty
                                 -----------------------------------------------
                                 LEE S. CASTY


                                 /s/ Michael Shalom
                                 -----------------------------------------------
                                 MICHAEL SHALOM

                                 UBS CAPITAL AMERICAS III, L.P.
                                 By:     UBS CAPITAL AMERICAS, III, LLC

                                         By: /s/ Mark Lama
                                             -----------------------------------
                                         Title: Principal
                                                --------------------------------

                                         By: /s/ Marc Unger
                                             -----------------------------------
                                         Title: Chief Financial Officer
                                                --------------------------------


                                 UBS CAPITAL LLC

                                 By: /s/ Mark Lama
                                     -------------------------------------------
                                 Title: Attorney-in-Fact
                                        ----------------------------------------

                                 By: /s/ Marc Unger
                                     -------------------------------------------
                                 Title: Attorney-in-Fact
                                        ----------------------------------------


                                 /s/ Joel Eidelstein
                                 -----------------------------------------------
                                 JOEL EIDELSTEIN

                                                                       EXHIBIT A

              Stock Ownership of Stockholders and their Affiliates
              ----------------------------------------------------

   Michael Shalom                              10,201 common/(1)/

   Joel Eidelstein                            383,245 common/(2)/

   Lee S. Casty                             2,960,282 common

   International Technology Investments, LC 4,500,000 common


   UBS Capital Americas III, LP             1,425,000 common

   UBS Capital Americas III, LP             6,785,711 Series A Preferred

   UBS Capital Americas III, LP             3,794,421 Class I Series B Preferred


   UBS Capital LLC                             75,000 Common

   UBS Capital LLC                            357,144 Series A Preferred

   UBS Capital LLC                            199,706 Class I Series B Preferred

(1) Includes 10,201 shares subject to a currently exercisable option to purchase held by ITI
(2) Includes 351,750 shares of Common Stock subject to an option granted to Eidelstein pursuant to the IFX 1998 Stock Option and Incentive Plan, which option currently is exercisable

                                        6